Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations
Contact:	Robert Whitlow
Email:	robert.whitlow@tpcgrp.com
Phone:	713-627-7474

Contact:	Miguel Desdin
Email:	miguel.desdin@tpcgrp.com
Phone:	713-627-7474

Media Relations
Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

TPC Group Announces Pricing of Private Offering of $350 Million

of Senior Secured Notes

HOUSTON (Thursday, September 30, 2010) — TPC Group Inc. (Nasdaq: TPCG) today announced that its wholly owned subsidiary, TPC Group LLC, priced an offering, through a private placement, of $350 million of senior secured notes due 2017, which will bear interest at a rate of 8.25% per annum. The notes are being sold at 99.35% of their face principal amount, plus accrued interest, if any, from October 5, 2010. The closing of the offering is expected to occur on October 5, 2010 and is subject to customary closing conditions.

TPC Group LLC expects to receive net proceeds from the offering of approximately $338 million after discounts and estimated offering expenses. TPC Group LLC intends to use the net proceeds from the proposed offering to repay all outstanding indebtedness under its existing term loan credit facility and to fund a distribution to TPC Group Inc. for general corporate purposes, which may include dividends, stock repurchases or other returns of capital to its stockholders.

The notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The notes and the guarantees thereof have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful.

Information on Forward Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, including the closing of the offering and the use of proceeds therefrom. Although TPC Group believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to TPC Group and the forward-looking statements are found in the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2010, which is available free of charge on the SEC’s web site at http://www.sec.gov. TPC Group expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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